                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                 Under the Securities and Exchange Act of 1934
                              (Amendment No. 2)*

                           American Express Company
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  025816 10 9
                                (CUSIP Number)



Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



______________________


  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                       (Continued on following page(s))

CUSIP No. 025816 10 9                  13G                          Page 2 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Warren E. Buffett

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________


4        Citizenship Or Place Of Organization

               United States Citizen

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               50,536,900 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               50,536,900 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               50,536,900 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               11.2% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               IN

CUSIP No. 025816 10 9                  13G                          Page 3 of 30


1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Berkshire Hathaway Inc.

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________


4        Citizenship Or Place Of Organization

               Delaware corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               50,536,900 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               50,536,900 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               50,536,900 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               11.2% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               HC, CO

CUSIP No. 025816 10 9                  13G                          Page 4 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               OBH Inc.

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Delaware corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power
               -0-


6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power
               50,536,900 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power
               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power
               50,536,900 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person
               50,536,900 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               11.2% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*
               HC, CO

CUSIP No. 025816 10 9                  13G                          Page 5 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

         National Indemnity Company

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power
               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power
               40,085,293 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power
               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power
               40,085,293 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person
               40,085,293 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               8.9% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*
               IC, CO

CUSIP No. 025816 10 9                  13G                          Page 6 of 30

         Name of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               National Fire & Marine Insurance Company

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [X]
               (b)  [ ]
_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power
               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               2,664,878 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               2,664,878 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               2,664,878 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.6% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               IC, CO

CUSIP No. 025816 10 9                  13G                          Page 7 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

         Nebraska Furniture Mart, Inc.

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               466,571 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               466,571 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               466,571 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               CO

CUSIP No. 025816 10 9                  13G                          Page 8 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Borsheim's Jewelry Company, Inc.

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               93,314 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               93,314 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               93,314 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               Less than 0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               CO

CUSIP No. 025816 10 9                  13G                          Page 9 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               The Fechheimer Brothers Company

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Delaware corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               279,944 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               279,944 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               279,944 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               CO

CUSIP No. 025816 10 9                  13G                         Page 10 of 30

         Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Columbia Insurance Company

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]
_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               5,741,800 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               5,741,800 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               5,741,800 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               1.3% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               IC, CO

CUSIP No. 025816 10 9                  13G                         Page 11 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Blue Chip Stamps

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               California corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               647,700 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               647,700 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               647,700 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               CO

CUSIP No. 025816 10 9                  13G                         Page 12 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Wesco Holdings Midwest, Inc.

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Delaware corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               647,700 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               647,700 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               647,700 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               HC, CO

CUSIP No. 025816 10 9                  13G                         Page 13 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Wesco Financial Corporation

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Delaware corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               647,700 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               647,700 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               647,700 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               CO

CUSIP No. 025816 10 9                  13G                         Page 14 of 30


1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Wesco-Financial Insurance Co.

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               647,700 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               647,700 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               647,700 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               IC, CO

CUSIP No. 025816 10 9                  13G                         Page 15 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Central States of Omaha Companies, Inc.

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               290,000 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               290,000 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               290,000 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               CO

CUSIP No. 025816 10 9                  13G                         Page 16 of 30

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

               Central States Indemnity Company of Omaha

2        Check The Appropriate Box If A Member Of A Group*

               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska corporation

5 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Voting Power

               -0-

6 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Voting Power

               290,000 Shares Common Stock

7 Number Of Shares Beneficially Owned By Each Reporting Person With Sole Dispositive Power

               -0-

8 Number Of Shares Beneficially Owned By Each Reporting Person With Shared Dispositive Power

               290,000 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting Person

               290,000 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares*

               [ ]

11       Percent Of Class Represented By Amount In Row (9)

               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person*

               IC, CO

CUSIP No. 025816 10 9                  13G                         Page 17 of 30


Item 1(a). Name of Issuer:

               American Express Company

Item 1(b). Address of Issuer's Principal Executive Offices:

               American Express Tower
               World Financial Center
               New York, New York  10285

Item 2(a). Name of Persons Filing:
Item 2(b). Address of Principal Business Office:
Item 2(c). Citizenship:

               This Statement is filed by the following persons (collectively, the "Reporting Persons"):

                    Warren E. Buffett
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    (United States Citizen)

                    Berkshire Hathaway Inc.
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    (Delaware corporation)

                    OBH Inc.
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    (Delaware corporation)

                    National Indemnity Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska corporation)

                    National Fire & Marine Insurance Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska corporation)

                    Nebraska Furniture Mart, Inc.
                    700 South 72nd Street
                    Omaha, Nebraska  68114
                    (Nebraska corporation)

                    The Fechheimer Brothers Company
                    4545 Malsbary Road
                    Cincinnati, Ohio  45252
                    (Delaware corporation)

                    Borsheim's Jewelry Company, Inc.

CUSIP No. 025816 10 9                  13G                         Page 18 of 30

                    120 Regency Parkway
                    Omaha, Nebraska  68114
                    (Nebraska corporation)

                    Columbia Insurance Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska corporation)

                    Blue Chip Stamps
                    301 East Colorado Boulevard
                    Pasadena, California 91101
                    (California corporation)

                    Wesco Holdings Midwest, Inc.
                    1440 Kiewitt Plaza
                    Omaha, Nebraska 68131
                    (Nebraska corporation)

                    Wesco Financial Corporation
                    301 East Colorado Boulevard
                    Pasadena, California 91101
                    (Delaware corporation)

                    Wesco-Financial Insurance Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska corporation)

                    Central States of Omaha Companies, Inc.
                    1212 North 96th Street
                    Omaha, Nebraska 68134
                    (Nebraska corporation)

                    Central States Indemnity Company of Omaha
                    1212 North 96th Street
                    Omaha, Nebraska 68134
                    (Nebraska corporation)

Item 2(d). Title of Class of Securities:

               Common Stock

Item 2(e). CUSIP Number:

               025816 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               (a)  [ ]  Broker or Dealer registered under Section 15 of the
                         Act:

                               Not applicable.

CUSIP No. 025816 10 9                  13G                         Page 19 of 30

               (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act:

                               Not applicable.

               (c)  [X]  Insurance Company as defined in Section 3(a)(19) of the
                         Act:

                               National Indemnity Company
                               National Fire & Marine Insurance
                                 Company
                               Columbia Insurance Company
                               Wesco-Financial Insurance Company
                               Central States Indemnity Company
                                 of Omaha

               (d)  [ ]  Investment Company registered under Section 8 of the
                         Investment Company Act:

                               Not applicable.

               (e)  [ ]  Investment Adviser registered under Section 203 of the
                         Investment Advisers Act of 1940:

                               Not applicable.

               (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund:

                               Not applicable.

               (g)  [X]  Parent Holding Company, in accordance with Rule 13d-
                         1(b)(ii)(G):

                               Berkshire Hathaway Inc.**
                               OBH Inc.***
                               Blue Chip Stamps ****
                               Wesco Financial Corporation****
                               Wesco Holdings Midwest, Inc.****
                               Central States of Omaha Company,
                                Inc.*****
                               Warren E. Buffett (individual who may be deemed to control Berkshire Hathaway Inc.)

               (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                               Not applicable.

CUSIP No. 025816 10 9                  13G                         Page 20 of 30

         ** Berkshire Hathaway Inc. is the parent holding company of OBH Inc.

         *** OBH Inc. is the parent holding company of Blue Chip Stamps and Central States of Omaha Companies, Inc.

         **** Blue Chip Stamps is the parent holding company of Wesco Financial Corporation which is the parent holding company of Wesco Holdings Midwest, inc., which is the parent holding of Wesco-Financial Insurance Company.

         ***** Central States of Omaha, Inc. is the parent holding company of Central States Indemnity Company of Omaha.

Item 4.  Ownership

         As of December 31, 1998, the Reporting Persons beneficially owned in the aggregate more than five percent of the outstanding Common Stock as follows:

         Warren E. Buffett

         (a)   Amount Beneficially Owned:  50,536,900 shares Common Stock.

         (b)   Percent of Class:  11.2% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 50,536,900 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.



                    (iv) shared power to dispose or to direct the disposition of: 50,536,900 shares Common Stock.

         Berkshire Hathaway Inc.

         (a)   Amount Beneficially Owned:  50,536,900 shares Common Stock

         (b)   Percent of Class:  11.2% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote:  50,536,900 shares Common Stock.

CUSIP No. 025816 10 9                  13G                         Page 21 of 30


                    (iii) sole power to dispose or direct the disposition of: none.

                    (iv) shared power to dispose or to direct the disposition of: 50,536,900 shares Common Stock.

         OBH Inc.

         (a)   Amount Beneficially Owned:  50,536,900 shares Common Stock

         (b)   Percent of Class:  11.2% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:  none.

                    (ii)   shared power to vote or to direct the vote:
                           50,536,900 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of: none.

                    (iv) shared power to dispose or to direct the disposition of: 50,536,900 shares Common Stock.

         National Indemnity Company

         (a)   Amount Beneficially Owned:  40,085,293 shares Common Stock.

         (b)   Percent of Class:  8.9% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 40,085,293 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 40,085,293 shares Common Stock.

         National Fire & Marine Insurance Company

         (a)   Amount Beneficially Owned:  2,664,878 shares

CUSIP No. 025816 10 9                  13G                         Page 22 of 30

               Common Stock

         (b)   Percent of Class:  0.6% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 2,664,878 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 2,664,878 shares Common Stock.

         Nebraska Furniture Mart, Inc.

         (a)   Amount Beneficially Owned:  466,571 shares Common Stock.

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 466,571 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 466,571 shares Common Stock.

         The Fechheimer Brothers Company

         (a)   Amount Beneficially Owned:  279,944 shares Common Stock

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the

CUSIP No. 025816 10 9                  13G                         Page 23 of 30


                          vote: 279,944 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 279,944 shares Common Stock.

         Borsheim's Jewelry Company, Inc.

         (a)   Amount Beneficially Owned:  93,314 shares Common Stock.

         (b)   Percent of Class:  less than 0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 93,314 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 93,314 shares Common Stock.

         Columbia Insurance Company

         (a)   Amount Beneficially Owned:  5,741,800 shares Common Stock.

         (b)   Percent of Class:  1.3% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 5,741,800 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 5,741,800 shares Common Stock.

CUSIP No. 025816 10 9                  13G                         Page 24 of 30


         Blue Chip Stamps

         (a)   Amount Beneficially Owned:  647,700 shares Common Stock.

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 647,700 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 647,700 shares Common Stock.

         Wesco Financial Corporation

         (a)   Amount Beneficially Owned:  647,700 shares Common Stock.

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the
                          vote:  none.

                    (ii) shared power to vote or to direct the vote: 647,700 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 647,700 shares Common Stock.

         Wesco Holdings Midwest, Inc.

         (a)   Amount Beneficially Owned:  647,700 shares Common Stock.

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the

CUSIP No. 025816 10 9                  13G                         Page 25 of 30


                          vote:  none.

                    (ii) shared power to vote or to direct the vote: 647,700 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 647,700 shares Common Stock.

         Wesco Financial Insurance Company

         (a)   Amount Beneficially Owned:  647,700 shares Common Stock.

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 647,700 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 647,700 shares Common Stock.

         Central States of Omaha Companies

         (a)   Amount Beneficially Owned:  290,000 shares Common Stock.

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 290,000 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

CUSIP No. 025816 10 9                  13G                         Page 26 of 30


                    (iv) shared power to dispose or to direct the disposition of: 290,000 shares Common Stock.

         Central States Indemnity Company of Omaha

         (a)   Amount Beneficially Owned:  290,000 shares Common Stock.

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote:  none.

                    (ii) shared power to vote or to direct the vote: 290,000 shares Common Stock.

                    (iii) sole power to dispose or direct the disposition of:
                          none.

                    (iv) shared power to dispose or to direct the disposition of: 290,000 shares Common Stock.

*****    Percentages based on 452,089,489 shares of the Issuer's Common Stock outstanding as of October 31, 1998 according to the Issuer's report on Form 10Q for the quarter ended September 30, 1998.

Item 5.  Ownership of Five Percent or Less of a Class.

                    Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                    At this time, no person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Securities covered by this Information Statement.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                    See Item 3(c) and Exhibit A.

CUSIP No. 025816 10 9                  13G                         Page 27 of 30


Item 8.  Identification and Classification of Members of the Group.

                    Not applicable.

Item 9.  Notice of Dissolution of Group.

                    Not applicable.

Item 10. Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 025816 10 9                  13G                         Page 28 of 30


                                 SIGNATURE


         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated this 16th day of March, 1999.


                                                      /s/ Warren E. Buffett
                                                      Warren E. Buffett

                                                      BERKSHIRE HATHAWAY INC.,
                                                      OBH Inc.,
                                                      NATIONAL INDEMNITY COMPANY,
                                                      NATIONAL FIRE AND MARINE INSURANCE COMPANY,
                                                      BORSHEIM'S JEWELRY COMPANY, INC., and
                                                      COLUMBIA INSURANCE COMPANY

                                                      By: /s/ Warren E. Buffett
                                                        Warren E. Buffett
                                                        Chairman of the Board of each of the
                                                        above-named corporations

                                                      NEBRASKA FURNITURE MART, INC., THE
                                                      FECHHEIMER BROTHERS COMPANY, BLUE CHIP
                                                      STAMPS, WESCO FINANCIAL CORPORATION, WESCO
                                                      FINANCIAL INSURANCE COMPANY, CENTRAL STATES
                                                      OF OMAHA COMPANIES, INC., and CENTRAL
                                                      STATES INDEMNITY COMPANY OF OMAHA

                                                      By: /s/ Warren E. Buffett
                                                        Warren E. Buffett
                                                        Attorney-in-Fact